CH ENERGY GROUP, INC.	EXHIBIT 12 (i)
Computation of Ratio of Earnings to Fixed Charges

			2010			2009		Year Ended December 31,
			3 Months	6 Months	12 Months	3 Months	6 Months
			Ended	Ended	Ended	Ended	Ended
		Earnings: ($000)	June 30	June 30	June 30	June 30	June 30	2009	2008	2007	2006	2005
A.		Net income from Continuing Operations	$6,588	$27,303	$43,764	$(988)	$17,966	$34,427	$32,609	$42,004	$44,173	$44,619
B.		Preferred Stock Dividends	242	485	970	242	485	970	970	970	970	970
C.		Federal and State Income Tax	4,021	18,054	27,453	(436)	10,993	20,392	19,314	20,960	23,636	25,931
	Less	Income from Equity Investments	(532)	(298)	(146)	(153)	77	229	568	1,895	1,810	1,456
	Plus	Cash Distribution from Equity Investments	388	442	1,189	339	1,028	1,775	2,463	3,427	1,315	1,833
D.		Earnings before Income Taxes and Equity Investments	$11,771	$46,582	$73,522	$(690)	$30,395	$57,335	$54,788	$65,466	$68,284	$71,897
E.		Fixed Charges
		Interest on Other Long-Term Debt	5,649	11,257	22,382	5,094	9,874	20,999	20,518	18,653	16,425	13,826
		Other Interest	1,360	2,840	5,265	725	1,571	3,996	3,360	3,189	3,622	2,577
		Interest Portion of Rents(1)	274	491	964	256	570	1,043	1,220	1,278	1,112	1,077
		Amortization of Premium & Expense on Debt	224	448	916	244	488	956	982	963	991	1,043
		Preferred Stock Dividends Requirements of Central Hudson	394	770	1,513	226	758	1,492	1,502	1,411	1,402	1,456
		Total Fixed Charges	$7,901	$15,806	$31,040	$6,545	$13,261	$28,486	$27,582	$25,494	$23,552	$19,979
	Less	Preferred Stock Dividends Requirements of Central Hudson	394	770	1,513	226	758	1,492	1,502	1,411	1,402	1,456
F.		Total Earnings	$19,278	$61,618	$103,049	$5,629	$42,898	$84,329	$80,868	$89,549	$90,434	$90,420

		Preferred Dividend Requirements:
G.		Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$485	$970	$242	$485	$970	$970	$970	$970	$970
H.		Less Allowable Dividend Deduction	(32)	(64)	(127)	(32)	(64)	(127)	(127)	(127)	(127)	(127)
I.		Net Subject to Gross-Up	210	421	843	210	421	843	843	843	843	843
J.		Ratio of Earnings before Income Taxes and Equity Inv. To Net Income (D/(A+B))	1.723	1.676	1.644	0.925	1.647	1.620	1.632	1.523	1.513	1.577
K.		Preferred Dividend (Pre-tax) (I x J)	362	706	1,386	194	694	1,365	1,375	1,284	1,275	1,329
L.		Plus Allowable Dividend Deduction	32	64	127	32	64	127	127	127	127	127
M.		Preferred Dividend Factor	$394	$770	$1,513	$226	$758	$1,492	$1,502	$1,411	$1,402	$1,456

N.		Ratio of Earnings to Fixed Charges (F/E)	2.4	3.9	3.3	N/A	3.2	3.0	2.9	3.5	3.8	4.5

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.
N/A	For the three months ended June 30, 2009, the ratio coverage was less than 1:1. CH Energy Group would have needed to generate additional earnings of $916,000 to achieve a ratio coverage of 1:1.

CENTRAL HUDSON GAS & ELECTRIC CORPORATION	EXHIBIT 12 (i)(i)
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends

		2010			2009		Year Ended December 31,
		3 Months	6 Months	12 Months	3 Months	6 Months
		Ended	Ended	Ended	Ended	Ended
	Earnings: ($000)	June 30	June 30	June 30	June 30	June 30	2009	2008	2007	2006	2005
A.	Net income	$9,989	$26,634	$45,599	$1,217	$13,811	$32,776	$27,238	$33,436	$34,871	$35,635
B.	Federal and State Income Tax	6,334	17,814	29,227	924	9,729	21,142	19,273	20,326	21,528	23,936
C.	Earnings before Income Taxes	$16,323	$44,448	$74,826	$2,141	$23,540	$53,918	$46,511	$53,762	$56,399	$59,571
D.	Fixed Charges
	Interest on Other-Long-Term Debt	4,813	9,586	19,068	4,568	9,348	18,830	20,518	18,653	16,425	13,826
	Other Interest	1,361	2,841	5,766	1,109	2,328	5,253	4,495	4,378	3,622	2,577
	Interest Portion of Rents(1)	143	343	614	155	364	635	788	898	818	835
	Amortization of Premium & Expense on Debt	224	448	916	244	488	956	982	963	991	1,043
	Total Fixed Charges	$6,541	$13,218	$26,364	$6,076	$12,528	$25,674	$26,783	$24,892	$21,856	$18,281

E.	Total Earnings	$22,864	$57,666	$101,190	$8,217	$36,068	$79,592	$73,294	$78,654	$78,255	$77,852

	Preferred Dividend Requirements:
F.	Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$485	$970	$242	$485	$970	$970	$970	$970	$970
G.	Less Allowable Dividend Deduction	(32)	(64)	(127)	(32)	(64)	(127)	(127)	(127)	(127)	(127)
H.	Net Subject to Gross-Up	210	421	843	210	421	843	843	843	843	843
I.	Ratio of Earnings before Income Taxes to Net Income (C/A)	1.634	1.669	1.641	1.759	1.704	1.645	1.708	1.608	1.617	1.672
J.	Preferred Dividend (Pre-tax) (H x I)	343	703	1,383	369	717	1,387	1,440	1,356	1,363	1,409
K.	Plus Allowable Dividend Deduction	32	64	127	32	64	127	127	127	127	127
L.	Preferred Dividend Factor	375	767	1,510	401	781	1,514	1,567	1,483	1,490	1,536
M.	Fixed Charges (D)	6,541	13,218	26,364	6,076	12,528	25,674	26,783	24,892	21,856	18,281
N.	Total Fixed Charges and Preferred Dividends	$6,916	$13,985	$27,874	$6,477	$13,309	$27,188	$28,350	$26,375	$23,346	$19,817

O.	Ratio of Earnings to Fixed Charges (E/D)	3.5	4.4	3.8	1.4	2.9	3.1	2.7	3.2	3.6	4.3
P.	Ratio of Earnings to Fixed Charges and Preferred Dividends (E/N)	3.3	4.1	3.6	1.3	2.7	2.9	2.6	3.0	3.4	3.9

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.